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                                [ABFS LETTERHEAD]

May 4, 2000



Ralph Hall
4601 Pipers Glenn Drive
Charlotte, NC  28277

Dear Ralph:

We are pleased to offer you employment as Chairman, Broker Mortgage Group with American Business Financial Services ("ABFS" or "Company"), reporting directly to me at a base salary of $370,000, if annualized. You will also receive a monthly car allowance of $600.00.

In addition, you will be eligible to earn an incentive bonus beginning in Fiscal Year 2001 (July 1, 2000 - June 30, 2001). Maximum bonus payment is not to exceed $185,000. Fifty percent (50%) of this bonus is contingent upon your achieving specific goals and objectives to be established and agreed upon by you and I and the other fifty (50%) percent contingent upon ABFS achieving a specific profitability amount. Incentive bonuses are paid upon completion of the Company's audited financial statements for its fiscal year end. This offer of employment is contingent upon your beginning employment on or before May 15, 2000, and positive results to our reference and background checks.

Relocation package which will include temporary living expenses, travel between your home and the Bala Cynwyd area and other moving expenses and incidentals not to exceed $65,000.

In addition, we are pleased to offer you options to purchase 20,000 shares of American Business Financial Services Common Stock. The Price of these shares will be set at today's closing market price or $13.00 per share, whichever is higher. The options will vest over a five-year period with twenty percent (20%) vesting each year. You will be able to exercise your first twenty percent one year from your date of employment and forty percent two years from that date, and so forth through the five years. Upon vesting, you will have five years in which to exercise that portion of your option which vested.

ABFS offers a Flexible Benefits Program designed to provide you the opportunity to create your own personal benefits portfolio to meet your individual needs. You will be eligible for benefits coverage effective July 1, 2000 (provided you begin employment by May 15, 2000). ABFS provides you with "Flexible Dollars" which cover the cost of Single Standard Medical coverage, one times your salary in Life Insurance coverage (up to a maximum of $50,000), and Basic Long-Term Disability. Basic AD&D Insurance coverage is provided at no cost to you. ABFS also offers you the opportunity to purchase optional benefits or customize the core benefits referenced above. Your choices in optional benefits include Standard or Premium Medical coverage, Dental Insurance, Supplemental Life Insurance (for yourself and dependents), "buy-down" options on LTD and Basic Life, Group Legal coverage, as well as participation in an Employee Stock Purchase Arrangement. You will receive a personalized Flexible Benefits Enrollment Form, mailed to your home address, within the first 30 days of employment.

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Our Company currently offers a qualified 401(k) plan. After completion of twelve
(12) months of employment, you may elect to invest up to fifteen percent (15%) of your gross salary, up to an annual maximum of $10,000.00, using pre-tax dollars. Employees identified as "highly-compensated" according to government regulations may be subject to different limits and will be eligible to participate in a secondary 401(k) plan. The Company makes a discretionary contribution equal to 25% of the first 5% of compensation you have contributed. In addition, the Company will match an additional 25% of the first 5% you save in a discretionary contribution in Company stock or cash, based on the Company's performance at the end of each fiscal year.

In addition, during the course of our fiscal year, July 1 - June 30, you will be credited up to a maximum of four weeks vacation prorated based on your date of hire. Vacation is accrued at the rate of 2 days per month, except during your first two full months of employment. You will also be credited with two personal and five sick days each year. According to your start date, you will not be eligible for vacation days in fiscal year 2000. Any personal or sick time that is not used prior to June 30th will be forfeited. However, you may elect to convert to five unused sick days at the end of the fiscal year for short-term leave time for use in following years.

In compliance with the Immigration Reform and Control Act, it is necessary for you to supply the Company with verification of employment eligibility. On your first day of employment you must bring with you appropriate documentation to verify your eligibility to work in the United States. Documents that are acceptable as verification include a U.S. Passport or a valid photo driver's license and social security card. If these documents are not available please contact Human Resources for a more detailed listing of acceptable documents.

If you have any questions concerning this offer, please feel free to contact me at (610) 617-7401.

Please confirm your decision to accept our offer of employment by signing below and returning one original prior to your first day of employment. My colleagues and I are looking forward to working with you.

Sincerely,



Anthony J. Santilli
Chairman
American Business Financial Services, Inc.


I have carefully read and reviewed this letter and accept this offer of employment.




5/15/00                             /s/ Ralph Hall
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Date                                Ralph Hall